Exhibit 10.29 December 30, 2025 Jessica K. Norman Dear Jessica: Congratulations! We are pleased to offer you a promotion with Tanger Inc. As a valued member of the Tanger Team, we are excited about this opportunity for you! This letter summarizes the general terms and conditions of Tanger’s offer. We reserve the right to modify these terms and conditions, including its compensation, policies, and benefit plans from time to time. Position: Executive Vice President, Chief Administrative Officer, General Counsel reporting to Stephen Yalof. Effective Date: January 1, 2026 Compensation: Your base compensation will be at a gross biweekly rate of $16,538.47 (the equivalent of $430,000.22 gross, per year payable biweekly in arrears), paid every other Friday. This position is compensated on a salary basis and is exempt from the rules and regulations governing overtime pay. Available payment methods are paper check mailed to your home address and/or direct deposit. Your Total Annual Target Compensation Potential is subject to the achievement and terms and conditions of time-based and performance-based criteria where applicable. • Base compensation of $430,000. • Target bonus potential of $430,000 (the equivalent of one hundred percent (100%) of your annual base salary. • An equity LTIP grant with a value equal to nine hundred thousand dollars ($900,000) pending approval by the Compensation Committee in February 2026. Sixty percent (60%) of LTIP is based on a three-year performance period (relative/absolute TSR) and forty percent (40%) of LTIP is based on time-based vesting. Time-based shares vest thirty three percent (33%) per year over a three-year period starting on the first anniversary of the grant date. LTIP grants shall be determined in the sole discretion of the Compensation Committee and are subject to change. Target amounts are not a promise of payment or continued employment, and do not form any contract of employment. All accrued paid time off (PTO) and other elected benefits will remain unchanged.

2 To the extent permissible by law, Tanger reserves the right to modify, substitute, suspend, or terminate any or all benefits, perks, plans, policies, and practices in its sole and absolute discretion, with or without notice. Please understand the offer stated in this letter is the only offer being made to you. No officer, supervisor, or employee of Tanger Inc/Tanger Management, LLC has any authority to make any promises or commitments not contained in this letter. This letter does not constitute a contract for employment for any period of time. Employment at Tanger is At-Will. Subject to applicable law, a team member’s employment with the Company is for no specified period of time and is at the mutual consent of the Company and the team member. Accordingly, the team member and the Company can separate the employment relationship for any reason, with or without cause or notice. Any modification of the at-will term of employment can only be made in writing, duly executed by the President and CEO of the Company and the team member. Any contrary agreements or representations made to you regarding at-will employment are superseded by this offer. Notwithstanding anything herein to the contrary, you shall continue to be eligible to participate in the Tanger Factory Outlet Centers, Inc. Executive Severance and Change of Control Plan, as may be amended from time to time (the “Severance Plan”). The terms of the Severance Plan shall control over any contrary terms set forth herein. By accepting this offer, you represent and warrant to Tanger that you are under no contractual or other restriction or obligation that would preclude or affect your ability to accept the position of employment offered or the ability to perform the duties expected or required by the position. We hope that these terms are acceptable to you. If you wish to accept this offer, please sign and return this offer within three business days of receipt. We are excited for your promotion! Please don’t hesitate to contact me if you have any questions. Sincerely, /s/ Stephen Yalof Stephen Yalof President & Chief Executive Officer Acknowledgment

3 _/s/ Jessica Norman________________ __12/31/2025______ Jessica Norman Date